Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2011 (except Note 21, as to which the date is May 9, 2011) in the Registration Statement (Form S-4) and the related Prospectus of Interactive Data Corporation for the registration of $700,000,000, 10 1/4% Senior Notes due 2018.

/s/  Ernst & Young LLP

Boston, Massachusetts

May 9, 2011